UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2015

XOMA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-14710	52-2154066
(Commission File Number)	(IRS Employer Identification No.)

2910 Seventh Street, Berkeley, California	94710
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code	(510) 204-7200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Effective September 30, 2015, XOMA Corporation (“XOMA”) and Novartis International Pharmaceutical Ltd. (“Novartis”) entered into license agreement (the “License Agreement”) pursuant to which XOMA, acting through its wholly-owned subsidiary XOMA (US) LLC (“XOMA US”), has granted to Novartis an exclusive, world-wide, royalty-bearing license to XOMA’s anti-transforming growth factor beta (TGFβ) antibody program (the “Program”).

Novartis will have worldwide rights to the Program and will be solely responsible for the development and commercialization of antibodies and products containing antibodies arising from the Program. XOMA will transfer certain proprietary know-how, materials and inventory relating to the Program to Novartis.

Under the License Agreement, XOMA will receive a $37 million upfront payment. Based on the achievement of pre-specified criteria, XOMA is eligible to receive up to $480 million in development, regulatory and commercial milestones. XOMA is also eligible to receive royalties on sales of licensed products, which are tiered based on sales levels and range from a mid-single digit percentage rate to up to a low double-digit percentage rate.

Novartis’ obligation to pay development and commercialization milestones will continue for so long as Novartis is developing or selling products under the License Agreement, subject to the maximum milestone payment amounts set forth above. Novartis’ obligation to pay royalties with respect to a particular product and country will continue for the longer of the date of expiration of the last valid patent claim covering the product in that country, or ten years from the date of the first commercial sale of the product in that country.

The License Agreement contains customary termination rights relating to material breach by either party. Novartis also has a unilateral right to terminate the License Agreement on an antibody-by-antibody and country-by-country basis or in its entirety on one hundred eighty days’ notice.

In connection with the execution of the License Agreement, XOMA US and Novartis Vaccines and Diagnostics, Inc., formerly known as Chiron Corporation, (“NVDI”) executed an amendment to their Amended and Restated Research, Development and Commercialization Agreement dated July 1, 2008, as amended, relating to anti-CD40 antibodies (the “Collaboration Agreement Amendment”). Pursuant to the Collaboration Agreement Amendment, the parties agreed to reduce the royalty rates that XOMA is eligible to receive on sales of Novartis’ clinical stage anti-CD40 antibodies. These royalties are tiered based on sales levels and now range from a mid-single digit percentage rate to up to a low double-digit percentage rate.

In addition, in connection with the execution of the License Agreement, XOMA US and Novartis Institutes for BioMedical Research, Inc. (“NIBR”) executed an amendment to the Secured Note Agreement, dated May 26, 2005 (the “Secured Note Amendment”). Pursuant to the Secured Note Amendment, the parties extended the maturity date to September 30, 2020, eliminated the mandatory prepayment previously required to be made with certain proceeds of pre-tax profits and royalties, and reduced any then-outstanding principal amount by $7.3 million upon achievement of Development and Regulatory Milestone No. 2 (as defined in the License Agreement).

The descriptions of the License Agreement, the Collaboration Agreement Amendment and the Secured Note Amendment contained herein do not purport to be complete and are qualified in their entirety by reference to such agreements, together with the exhibits thereto, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2015.

Item 1.02	Termination of a Material Definitive Agreement

On September 28, 2015, Les Laboratoires Servier and Institut de Recherches Servier (“Servier”) notified XOMA of its intention to terminate the Amended and Restated Collaboration and License Agreement, between XOMA Ireland Limited and Servier, dated February 14, 2012, thereafter assigned by XOMA Ireland Limited to XOMA US, as later amended on November 4, 2014 and January 9, 2015 (the “Agreement”), and return the gevokizumab rights to XOMA. Termination of the Agreement will be effective on March 25, 2016. The Agreement was filed as Exhibit 10.60 to XOMA’s annual report on Form 10-K for the period ended December 31, 2011, as filed with the Securities and Exchange Commission on March 14, 2012.

On August 6, 2015, XOMA announced its intention to end its involvement in the EYEGUARD global Phase 3 program.  Servier and XOMA are in the process of closing down the EYEGUARD clinical sites in an orderly manner such that if any of the data is positive it may be useful in the future.  In a note accompanying their notice, Servier informed XOMA that, “Servier has determined that further development of gevokizumab in the orphan indications that have been explored to date, is no longer consistent with our strategic priorities.” Servier is in the process of closing its other studies. XOMA’s Phase 3 studies in pyoderma gangrenosum are ongoing, and XOMA now has worldwide rights to gevokizumab.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2015	XOMA CORPORATION

	By:	/s/ Tom Burns
Tom Burns Vice President, Finance and Chief Financial Officer